EXHIBIT 16



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To Whom It May Concern:

We agree with the statements made in Item 4.01- Changes in Registrant's Certifying Accountant on Form 8-K dated March 23, 2016 filed by United Cannabis Corporation, as they relate to Pritchett, Siler and Hardy, PC. We have no basis to agree or disagree with any other statements included therein.

/s/ Pritchett, Siler and Hardy, P.C.

Pritchett, Siler and Hardy, PC
Farmington, Utah

April 25, 2016